EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

        among

RF MICRO DEVICES, INC.

DEERE MERGER CORP.

        and

SILICON WAVE, INC.

Dated as of April 21, 2004



TABLE OF CONTENTS

	                                                 Page
SECTION 1	DESCRIPTION OF TRANSACTION

1.1.	Merger of Merger Sub into the Company            2
1.2.	Effect of the Merger                             2
1.3.	Closing; Effective Time	                         2
1.4.	Certificate of Incorporation and Bylaws;
Directors and Officers                                   2
1.5.	Conversion of Shares                             2
1.6.	Appraisal Rights                                 2
1.7.	Stockholders' Representative.	                 2
1.8.	Working Capital Adjustment.	                 2
1.9.	Earn-Out Consideration.	                         2
1.10.	Exchange of the Company Certificates.	         2
1.11.	Closing of the Company's Transfer Books	         2
1.12.	Tax Consequences	                         2
1.13.	Accounting Consequences	                         2
1.14.	Tax Withholding Rights	                         2
1.15.	Further Action	                                 2

SECTION 2	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.	Organization, Good Standing and Qualification	 2
2.2.	Corporate Documents	                         2
2.3.	Capitalization	                                 2
2.4.	Subsidiaries	                                 2
2.5.	Financial Statements	                         2
2.6.	Title to Property and Assets	                 2
2.7.	Customers and Suppliers	                         2
2.8.	Patents and Trademarks	                         2
2.9.	Labor Agreements and Actions	                 2
2.10.	Agreements; Action.	                         2
2.11.	Compliance with Legal Requirements               2
2.12.	Certain Business Practices	                 2
2.13.	Governmental Consents	                         2
2.14.	Permits	                                         2
2.15.	Tax Returns and Payments	                 2
2.16.	Insurance	                                 2
2.17.	Employee Benefit Plans.	                         2
2.18.	Environmental and Safety Laws	                 2
2.19.	Minute Books	                                 2
2.20.	Related-Party Transactions	                 2
2.21.	Litigation	                                 2
2.22.	Proprietary Information Agreement	         2
2.23.	Authorization	                                 2
2.24.	Board Approval	                                 2
2.25.	Vote Required	                                 2
2.26.	Compliance With Other Instruments.	         2


2.27.	Brokers or Finders	                         2
2.28.	Disclosure	                                 2
2.29.	Accounts Receivable	                         2
2.30.	Product Warranties	                         2
2.31.	Export Control and Related Matters.	         2
2.32.	No Knowledge of Inaccuracies	                 2

SECTION 3	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1.	Authorization	                                 2
3.2.	Brokers or Finders	                         2
3.3.	Due Organization; Subsidiaries; etc.	         2
3.4.	SEC Filings; Financial Statements.	         2
3.5.	Legal Proceedings	                         2
3.6.	Noncontravention	                         2
3.7.	Governmental Consents	                         2
3.8.	Adequacy of Funds	                         2
3.9.	No Knowledge of Inaccuracies	                 2

SECTION 4	COVENANTS OF THE COMPANY AND PARENT

4.1.	Access and Investigation                         2
4.2.	Operation of the Company's Business              2
4.3.	Exclusive Dealings	                         2
4.4.	Company Stockholders' Meeting	                 2
4.5.	Notice to Option Holders	                 2
4.6.	Employee Benefits.	                         2
4.7.	Additional Agreements.	                         2
4.8.	Disclosure.	                                 2
4.9.	Resignation of Officers and Directors	         2
4.10.	Non-Solicitation	                         2
4.11.	Termination of Agreements	                 2
4.12.	Confidentiality	                                 2
4.13.	Directors and Officers Protection	         2
4.14.	Covenants Related to Earn-Out Consideration      2
4.15.	Termination of 401(k) Plan	                 2

SECTION 5	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
            MERGER SUB
5.1.	Accuracy of Representations	                   2
5.2.	Performance of Covenants	                   2
5.3.	Stockholder Approval	                           2
5.4.	Consents	                                   2
5.5.	Certificates and Documents	                   2
5.6.	No Material Adverse Effect	                   2
5.7.	No Restraints	                                   2
5.8.	No Governmental Litigation	                   2
5.9.	No Other Litigation	                           2
5.10.	Termination of Financing Statements	           2


SECTION 6	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

6.1.	Accuracy of Representations                        2
6.2.	Performance of Covenants	                   2
6.3.	Certificate	                                   2
6.4.	No Material Adverse Effect                         2
6.5.	No Restraints	                                   2
6.6.	No Governmental Litigation	                   2

SECTION 7	INDEMNIFICATION

7.1.	Indemnification by the Stockholders	           2
7.2.	Indemnification by Parent	                   2
7.3.	Notice of Claim	                                   2
7.4.	Defense	                                           2
7.5.	Limitation on Liability.	                   2
7.6.	Maximum Indemnity Amount	                   2
7.7.	Time Limitations	                           2
7.8.	Offset Rights and Escrow	                   2

SECTION 8	TERMINATION

8.1.	Termination	                                   2
8.2.	Effect of Termination	                           2
8.3.	Payment to Parent	                           2

SECTION 9	MISCELLANEOUS PROVISIONS

9.1.	Amendment	                                   2
9.2.	Waiver.	                                           2
9.3.	Entire Agreement	                           2
9.4.	Counterparts	                                   2
9.5.	Applicable Law; Jurisdiction	                   2
9.6.	Expenses	                                   2
9.7.	Attorneys' Fees	                                   2
9.8.	Transfer; Successors and Assigns	           2
9.9.	Notices.	                                   2
9.10.	Cooperation	                                   2
9.11.	Construction.	                                   2
9.12.	Dispute Resolution	                           2
9.13.	Severability	                                   2

EXHIBIT A	CERTAIN DEFINITIONS

AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 21, 2004, by and among RF MICRO DEVICES, INC., a North Carolina corporation ("Parent"), DEERE MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SILICON WAVE, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

       A.	Parent, Merger Sub and the Company intend to effect a
merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the
"Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

       B.	The respective boards of directors of Parent, Merger
Sub and the Company have approved this Agreement and approved the Merger.

       C.	In order to induce Parent and Merger Sub to enter
into this Agreement, certain of the Company's stockholders listed in Section 4.4 have entered into voting agreements with Parent, pursuant to which such stockholders have agreed to certain matters with respect to the voting of their Common Shares and Series E Shares in connection with the Merger.

AGREEMENT

       The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1
DESCRIPTION OF TRANSACTION

       1.1.	Merger of Merger Sub into the Company.  Upon the
terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Silicon Wave, Inc.

       1.2.	Effect of the Merger.  The Merger shall have the
effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

       1.3.	Closing; Effective Time.  The consummation of the
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, One West Fourth Street, Winston-Salem, North Carolina, at 10:00 a.m. E.D.T. on May 24, 2004, or such other date as mutually agreed upon in writing between Parent and the Company
(the "Closing Date"). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the Delaware General Corporation Law (the "Certificate of Merger") shall be duly executed by Merger Sub and by the Company as the Surviving Corporation and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing.

The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

       1.4.	Certificate of Incorporation and Bylaws; Directors
and Officers. Unless otherwise determined by Parent prior to the Effective Time:

              1.4.1.	the Certificate of Incorporation and
Bylaws of the Surviving Corporation shall be those of Merger Sub as in effect immediately prior to the Effective Time; and

              1.4.2.	the directors and officers of the
Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

      1.5.	Conversion of Shares.  At the Effective Time, by
virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, and subject to the terms and conditions of this
Agreement:

              1.5.1.	Each share of common stock, $.0001 par
value, of Merger Sub issued and outstanding immediately prior to the Effective Time ("Merger Sub Common Stock") shall be converted into and become one fully paid nonassessable share of common stock, $.0001 par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Merger Sub Common Stock shall, at the Effective Time, represent an equal number of shares of Surviving Corporation Common Stock.

               1.5.2.	Any Common Shares or Series E Shares then
held by the Company or any Subsidiary of the Company or by Parent or any Subsidiary of Parent shall be cancelled and extinguished, and no consideration shall be delivered in exchange therefor.

               1.5.3.	Except as provided in Sections 1.5.2 and
1.6, each Series E Share issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive the sum of:

              (i)	$0.35 (the "Series E Preference Amount") per
                  share, not to exceed $16,809,546.95 in the aggregate;

             (ii)	the Per Share Earn-Out Amounts, if any, payable
                  for the Earn-Out Periods; and

            (iii) a portion of the Redistributed Amount, if any,
                  pursuant to Section 1.9.5(ii).

       All such Series E Shares, when so converted, will no longer be outstanding and will be canceled automatically, retired and cease to exist. Each holder of Series E Shares (each a "Series E Stockholder") will cease to have any rights with respect to the Series E Shares, except the right to receive the Series E Preference Amount, the Per Share Earn-Out Amounts, if any, and a portion of the Redistributed Amount, if any, for each Series E Share held by such Series E Stockholder, upon the surrender of the certificate(s) representing the Series E Shares (the "Series E Certificates") in accordance with Section 1.10.

             1.5.4. Except as provided in Sections 1.5.2 and 1.6, each Common Share issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive an amount equal to the Per Share Earn-Out Amount, if any, and a portion of the Redistributed Amount, if any. All such Common Shares, when so converted, will no longer be outstanding and will be canceled automatically, retired and cease to exist. Each holder of Common Shares (each a "Common Stockholder") will cease to have any rights with respect to the Common Shares, except the right to receive (i) the Per Share Earn-Out Amounts, if any, for each Common Share held by such Common Stockholder, upon the surrender of the certificate(s) representing the Common Shares (the "Common Certificates") in accordance with Section 1.10, and (ii) a portion of the Redistributed Amount, if any, pursuant to Section 1.9.5(ii).

              1.5.5. All outstanding warrants to purchase shares of the Company's Common Stock, other than the Company Warrants, that have not been exercised prior to the Effective Time shall terminate and be of no further force and effect. Each Company Warrant that has not been exercised prior to the Effective Time and which, by its terms, does not expire upon the completion of the Merger, shall be converted into a warrant (a "New Warrant"), which New Warrant shall be in the form agreed to by the Company and Parent and shall provide that the holder thereof shall have the right to exercise such New Warrant, and receive upon such exercise the amount payable to such Warrant Holder pursuant to
Section 1.9.5.

              1.5.6. Each Company Option that has not been exercised prior to the expiration of the Option Exercise Period shall terminate at the end of the Option Exercise Period and be of no further force and effect. Neither Parent nor the Surviving Corporation shall assume any Company Option that has not been exercised. The holder of a Company Option that has not been exercised prior to the expiration of the Option Exercise Period (each, a "Right Holder") shall be entitled to receive a portion of the Aggregate Earn-Out Consideration based on the number of shares of the Company's Common Stock that were exercisable under such Right Holder's terminated Company Option. The portion of the Aggregate Earn-Out Consideration payable by Parent to each Right Holder shall be reduced by the aggregate exercise price of such Right Holder's terminated Company Option in accordance with
Section 1.9.5.

             1.6.	Appraisal Rights.  Notwithstanding anything in
this Agreement to the contrary, each holder of Common Shares or Series E Shares who has complied with all requirements for perfecting stockholders' appraisal rights, as set forth in
Section 262 of the Delaware General Corporation Law ("Appraisal
Rights Law"), will not be paid the consideration as provided in
Section 1.5 above, but instead will be entitled to their rights under the Appraisal Rights Law with respect to such shares
("Appraisal Shares").  The consideration payable to the other
Series E Stockholders, Common Stockholders, Right Holders and
Warrant Holders (collectively, the "Stockholders") as provided in
Section 1.5 above shall not be increased as a result of any such amounts not paid to any Stockholder exercising their appraisal rights under the Appraisal Rights Law with respect to their Appraisal Shares.

             1.7.	 Stockholders' Representative.

                   1.7.1.	In order to efficiently administer
the transactions contemplated hereby occurring after the Effective Time, including without limitation the defense and/or settlement of any claims for which the Earn-Out Participants may be required to indemnify Parent and/or the Surviving Corporation pursuant to Section 7.1 hereof, each Stockholder shall upon approval of the Merger and the adoption of this Agreement be deemed, whether or not he, she or it voted in favor of the Merger and this Agreement, to have irrevocably constituted and appointed Ampersand Ventures Management Trust (and by execution of this Agreement it hereby accepts such appointment) as their representative (the "Stockholders' Representative").

                 1.7.2.	The Stockholders, by their approval of
the Merger and the adoption of this Agreement by the Series E Stockholders and the Common Stockholders, authorize the Stockholders' Representative, after the Effective Time, (i) to take all action necessary in connection with the defense and/or settlement of any claims for which the Earn-Out Participants may be required to indemnify Parent and/or the Surviving Corporation pursuant to Section 7.1 hereof, (ii) to represent the Stockholders in the preparation of the Final Net Assets Statement and Revenue Statement and to review and contest such statements and the Proposed Revenue Statements, (iii) to give and receive all notices required to be given and/or received by the Stockholders under Section 7 of this Agreement, (iv) to object to claims for indemnification made by Parent under this Agreement;
(v) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent under this Agreement;
(vi) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement, including, but not limited to, bringing a lawsuit on behalf of the Stockholders (or any subset thereof) for any breach of this Agreement by Parent, and (vii) to take all actions necessary or appropriate in the good faith judgment of the Stockholders' Representative for the accomplishment of the foregoing.
              1.7.3.	In the event that the Stockholders'
Representative becomes unable to perform its responsibilities hereunder, is removed by the Majority Stockholders, or resigns from such position, the Majority Stockholders are authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement and the documents delivered pursuant hereto. Parent shall be entitled to rely on the decision of the Stockholders' Representative named herein (or any successor thereto) until it is notified in writing that a replacement Stockholders' Representative has been elected.
              1.7.4.	All decisions and actions by the
Stockholders' Representative, including without limitation any agreement between the Stockholders' Representative and Parent relating to the defense or settlement of any claims for which the Earn-Out Participants may be required to indemnify Parent and/or the Surviving Corporation pursuant to Section 7.1 hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
              1.7.5.	The Stockholders' Representative shall
not owe any fiduciary duty to the Earn-out Participants nor have any liability for any liability, loss, damage, penalty, fine, cost or expense for any act done or omitted hereunder as Stockholders' Representative without gross negligence or bad faith on the part of the Stockholders' Representative. The Earn-Out Consideration amounts shall be available to indemnify and hold the Stockholders' Representative harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Stockholders' Representative without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement. Stockholders' Representative shall have the right to instruct Parent to reimburse it for any such amounts from the Earn-Out Consideration prior to the determination of the Per Share Earn-Out Amount in accordance with Section 1.9.5. In the event Parent is uncertain as to its duties or responsibilities with respect to such reimbursement or any party shall challenge such reimbursement, Parent may interplead the reimbursement amount in the appropriate North Carolina state court, and the parties consent to jurisdiction and venue in such court for purposes of an interpleader action. In the event that the Earn-Out Consideration is not available, the Stockholders shall severally indemnify (in proportion to the consideration actually received by them under this Agreement) the Stockholders' Representative and hold it harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.
              1.7.6.	Upon approval of the Merger and the
adoption of this Agreement, each Stockholder shall be deemed, whether or not he, she or it voted in favor of this Agreement, to agree, in addition to the foregoing, that:

               (i) Parent and/or the Surviving Corporation
                   shall be entitled to rely conclusively on the instructions and decisions of the Stockholders' Representative as to the settlement of any claims for indemnification by Parent and/or the Surviving Corporation pursuant to Section 7.1 hereof, the acceptance or negotiation of the Final Net Assets Statement and the Revenue Statements, or any other actions required or permitted to be taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Parent and/or the Surviving Corporation for any action taken in reliance upon the instructions or decisions of the Stockholders' Representative;

              (ii) all actions, decisions and instructions of the
                   Stockholders' Representative as authorized herein shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for the bad faith of the Stockholders' Representative in connection with the matters described in this Section 1.7;

             (iii) remedies available at law for any breach of
                   the provisions of this Section 1.7 are
                   inadequate; therefore, Parent, the Surviving
                   Corporation and/or the Stockholders'
                   Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Parent, the Surviving Corporation and/or the Stockholders' Representative brings an action to enforce the provisions of this Section 1.7; and

              (iv) the grant of authority provided for in this
                   Section 1.7 is coupled with an interest and shall be irrevocable and survive the death, incompetency, dissolution or bankruptcy of any Stockholder and shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

       1.8.	Working Capital Adjustment.
            1.8.1. Within sixty (60) days after the Closing Date, Parent shall cause to be prepared in accordance with GAAP and consistent with the Company's accounting policies and practices in effect immediately prior to the Effective Time, and delivered to the Stockholders' Representative, a statement (the "Initial Net Assets Statement"), setting forth the calculation of the amount of the net assets (total assets minus total liabilities) of the Company as of the Closing Date (the "Closing
Net Assets").   For purposes of the determination of Closing Net
Assets, Parent shall not impair any assets that were, on the Closing Date, on the Company's balance sheet in accordance with GAAP, or write off any in process research or development that was, on the Closing Date, on the Company's balance sheet in accordance with GAAP.
              1.8.2.	The Stockholders' Representative shall
notify Parent in writing at the address set forth in Section
9.9.1 (a "Notice of Disagreement") within twenty (20) days after receiving the Initial Net Assets Statement if the Stockholders' Representative disagrees with Parent's calculation of the Closing Net Assets, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, and the Stockholders' Representative's good faith estimate of the Closing Net Assets. If the Stockholders' Representative does not deliver a Notice of Disagreement to Parent within such 20-day period, then the Initial Net Assets Statement shall be deemed to have been accepted by the Stockholders' Representative, shall become final and binding upon the parties, and shall be the "Final Net Assets Statement."
              1.8.3.	During the fifteen (15) days immediately
following the delivery of a Notice of Disagreement, Parent and the Stockholders' Representative and their respective independent public accountants shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If Parent and the Stockholders' Representative resolve all such differences, the Initial Net Assets Statement, as modified by the agreement of the Stockholders' Representative and Parent, shall be the Final Net Assets Statement. If at the end of such 15-day period the Stockholders' Representative and Parent have not been able to agree upon a Final Net Assets Statement, the Stockholders' Representative and Parent shall submit any and all matters that remain in dispute with respect to the Notice of Disagreement to a firm of independent certified public accountants of national reputation mutually acceptable to the Stockholders' Representative and Parent (the "Independent Accounting Firm") for review and resolution. The Stockholders' Representative and Parent shall cause the Independent Accounting Firm to use commercially reasonable efforts to make a final determination (which determination shall be binding on the parties to this Agreement) of the Closing Net Assets within twenty (20) days from such submission and such final determination shall be the Final Net Assets Statement. The cost of the Independent Accounting Firm's review and determination shall be shared equally between
(a) the Earn-Out Participants and (b) Parent. The Stockholders' Representative and Parent shall cooperate with each other and with the Independent Accounting Firm in connection with the matters contemplated by this Section 1.8, including Parent's preparation of and the Stockholders' Representative's review of the Initial Net Assets Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested. To the extent fees and expenses shall be allocated to the Earn-Out Participants under this Section 1.8.3, the amount of such fees and expenses shall be paid by Parent and shall be offset against any subsequent Earn-Out Consideration payable by Parent, if any.

              1.8.4.	If the Closing Net Assets (as set forth
on the Final Net Assets Statement) are less than an amount equal to (i) negative $2,500,000, plus (ii) negative $50,000 per day for each day after May 23, 2004 through and inclusive of the Closing Date (the "Target Net Assets"), then the amount by which the Closing Net Assets are less than the Target Net Assets shall be offset solely against any subsequent Earn-Out Consideration payable by Parent, if any.

      1.9.	Earn-Out Consideration.

              1.9.1.	Proposed Revenue Statement.  On or before
May 2, 2005, Parent will deliver to the Stockholders' Representative a statement of Revenue reflecting the Product Revenue for the period beginning April 4, 2004 and ending April 2, 2005 (the "First Earn-Out Period"), prepared in accordance with GAAP (the "First Proposed Revenue Statement"). On or before May 1, 2006, Parent will deliver to the Stockholders' Representative a statement of Revenue reflecting the Product Revenue for the period beginning April 3, 2005 and ending April 1, 2006 (the "Second Earn-Out Period"), prepared in accordance with GAAP (the "Second Proposed Revenue Statement"). The First Earn-Out Period and the Second Earn-Out Period shall be referred to herein individually as an "Earn-Out Period," and collectively as the "Earn-Out Periods." The First Proposed Revenue Statement and the Second Proposed Revenue Statement shall be referred to herein individually as a "Proposed Revenue Statement," and collectively as the "Proposed Revenue Statements."
Simultaneous with the delivery of the Proposed Revenue Statements, Parent shall distribute the Earn-out Consideration reflected in the applicable Proposed Revenue Statement to the Earn-Out Participants in accordance with Section 1.9.5.
              1.9.2.	Revenue Statement.  After receipt of a
Proposed Revenue Statement, the Stockholders' Representative shall have thirty (30) days to review such Proposed Revenue Statement, together with the workpapers used in its preparation. A Proposed Revenue Statement shall become a final and binding revenue statement (a "Revenue Statement") on the thirtieth (30th) day following receipt thereof by the Stockholders' Representative unless the Stockholders' Representative provides a Notice of Disagreement to Parent within such 30-day period. The Notice of Disagreement shall set forth in reasonable detail the basis for dispute, and the Stockholders' Representative's good faith estimate of the Product Revenue with respect to the applicable Earn-Out Period if the Stockholders' Representative has sufficient information to make a good faith estimate. If a timely Notice of Disagreement is received by Parent, then the parties shall work in good faith to resolve any disputes, and if the parties cannot resolve such disputes within fifteen (15) days after delivery by the Stockholders' Representative of the Notice of Disagreement, the Stockholders' Representative and Parent shall submit any and all revenue recognition and accounting matters that remain in dispute with respect to the Notice of Disagreement to an Independent Accounting Firm for review and resolution. The Stockholders' Representative and Parent shall cause the Independent Accounting Firm to use commercially reasonable efforts to make a final determination (which determination shall be binding on the parties to this Agreement) of the revenue recognition and accounting matters related to Product Revenue within thirty (30) days from such submission and such final determination shall be the Revenue Statement with respect to the revenue recognition and accounting issues for the applicable Earn-Out Period. The cost of the Independent Accounting Firm's review and determination shall be borne solely by Parent if the Independent Accounting Firm determines that Parent owes any Earn-Out Consideration in excess of 102% of the Earn-Out Consideration shown on the applicable Proposed Revenue Statement, and shall be borne solely by the Stockholders' Representative if the Independent Accounting Firm determines that Parent does not owe any Earn-Out Consideration in excess of 102% of the Earn-Out Consideration shown on the applicable Proposed Revenue Statement. The Stockholders' Representative and

Parent shall cooperate with each other and with the Independent Accounting Firm in connection with the matters contemplated by this Section 1.9, including Parent's preparation of and the Stockholders' Representative's review of the Proposed Revenue Statements, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.
              1.9.3.	Earn-Out Consideration.  The Stockholders
shall be entitled to earn additional consideration (the "Earn-Out Consideration") during each Earn-Out Period as follows:
               (i) If the Product Revenue during the First Earn-Out Period, as set forth in the Revenue Statement applicable to the First Earn-Out Period, exceeds $6,000,000, then the aggregate amount of the Earn-Out Consideration earned during the First Earn-Out Period shall be equal to (X) the Product Revenue during the First Earn-Out Period, as set forth in the applicable Revenue Statement, times (Y) a factor of 0.5; and

              (ii) If the Product Revenue during the Second Earn-Out Period, as set forth in the Revenue Statement applicable to the Second Earn-Out Period, exceeds $25,000,000, then the aggregate amount of the Earn-Out consideration earned during the Second Earn-Out Period shall be equal to (X) the Product Revenue during the Second Earn-Out Period, as set forth in the applicable Revenue Statement, times (Y) a factor of 1.0.

             1.9.4. Calculation of Product Revenue. For purposes of calculating Product Revenue, the following shall apply:
             (i)	  For calculating Product Revenue for
                    Combination Products and Module Products,
                    Product Revenue shall be allocated between
                    (A) the SW Product, and (B) the remaining
                     portions of the product as follows:

A.	For Combination Products, the applicable
    Product Revenue will be determined by
    the ratio of the average selling price
    for the prior rolling 90-day period (or
    as much of such period as such
    combination Products were sold) for the
    stand alone version of the SW Product to the sum of the average selling price for such period for the stand alone version of the SW Product and the stand alone version of the other products in the Combination Product, times the selling price of the entire Combination Product;

B.	For Module Products, the applicable
    Product Revenue will be determined by
    the ratio of the standard cost of goods
    sold of the SW Products at the time of
    the sale to the standard cost of goods
    sold of the entire Module Product at
    such time, times the selling price
    of the entire Module Product.

(ii)	The maximum Aggregate Earn-Out Consideration
        payable pursuant to Section 1.9.3(ii) shall be $75,000,000; and

(iii)	Subject to Section 1.9.2, the Earn-Out
                     Consideration shall be calculated by
                     Parent's auditors in accordance with GAAP consistently applied.

            1.9.5.   Payment of Earn-Out Consideration.

(i)	Simultaneous with the delivery of the First
         Proposed Revenue Statement, Parent shall deliver to each Common Stockholder, each Series E Stockholder, each Right Holder and each Warrant Holder (collectively, the Earn-
         Out Participants"), subject to the
         requirements of Section 1.10 and the
         remainder of this Section 1.9.5(i), an
         amount equal to the Per Share Earn-Out
         Amount (which, for purposes of this Section
         1.9.5(i) only, shall be calculated based on
                     the Product Revenue set forth in the First
                     Proposed Revenue Statement) applicable to the First Earn-Out Period multiplied by the number of Common Equivalents held, or deemed to be held, by each such Earn-Out participant, as of the end of the First Earn-Out Period (the "First Participant Earn-Out Amount"), by delivery of a check to the address specified in writing by each such holder in accordance with Section 1.10.1, which address may be amended from time to time in a writing delivered to Parent. With respect to the Right Holders and the Warrant Holders, the First Participant Earn-Out Amount shall be reduced by the aggregate exercise price of such party's terminated Company Option or Company Warrant, as applicable. If, as a result of the preceding sentence, the amount payable to an Earn-Out Participant is less than $5.00, then Parent shall not deliver any payment to such Earn-Out Participant (each, a "Carry-Over Participant"), but shall retain and keep a record of the aggregate amount of such First Participant Earn-Out Amounts that are not distributed, and shall provide a copy of such record to the Stockholders' Representative.

(ii)	Simultaneous with the delivery of the Second
                     Proposed Revenue Statement, Parent shall deliver to each Earn-Out Participant (other than Carry-Over Participants), an amount equal to the Per Share Earn-Out Amount (which, for purposes of this Section 1.9.5(ii) only, shall be calculated based on the Product Revenue set forth in the Second Proposed Revenue Statement) applicable to the Second Earn-Out Period multiplied by the number of Common
                    Equivalents held, or deemed to be held, by each such Earn-Out Participant as of the end of the Second Earn-Out Period (the "Second Participant Earn-Out Amount") (plus the Earn-Out Participant's portion of the Redistributed Amount, if any, as set forth below), by delivery of a check payable in U.S. dollars to the address specified in writing by each such holder in accordance with Section 1.10.1, which address may be amended from time to time in a writing delivered to Parent. With respect to each of the Carry-Over Participants, Parent shall calculate the difference of (A) the sum of such Earn-Out Participant's (x) First Participant Earn-Out Amount (before any deduction for the applicable exercise price) and (y) Second Participant Earn-Out Amount, less (B) the aggregate exercise price of such Carry-Over Participant's terminated Company option or Company Warrant, as applicable

                    (such difference, the "Net Earn-Out
                    Payment"). If a Carry-Over Participant's Net Earn-Out Payment is greater than $0.00, then Parent shall deliver to such Carry-Over Participant the Net Earn-Out Payment due such Carry-Over Participant by delivery of a check to the address specified in writing by such holder in accordance with Section 1.10.1, which address may be amended from time to time in a writing delivered to Parent. If the Net Earn-Out Payment does not exceed $0.00, then Parent shall not deliver any payment to such Earn-Out Participant (each, an "Unpaid Participant"). In the event that that there is one or more Unpaid Participants, Parent shall redistribute to the Earn-Out Participants, other than the Unpaid Participants, the aggregate First Participant Earn-Out Amounts and Second Participant Earn-Out Amounts calculated for such Unpaid Participants, without deducting the exercise price of such Unpaid Participants' terminated Company Options or Company Warrants, as applicable (the "Redistributed Amount"). Each Earn-Out
                     Participant, other than the Unpaid
                     Participants, shall receive a portion of the Redistributed Amount equal to the Per Share Redistribution Amount multiplied by the number of Common Equivalents held, or deemed to be held, by each such Earn-Out Participant as of the end of the Second Earn-Out Period.

(iii)	If the Earn-Out Consideration payable
         pursuant to any Revenue Statement (as
         determined in accordance with Section
                     1.9.2) exceeds the amount actually paid with respect to the corresponding Earn-Out Period based on a Proposed Revenue Statement, then Parent shall pay such additional amount, with interest at the rate of six percent per annum accruing from the date that the payment was originally due, within ten days after the final determination of the applicable Revenue Statement. The amount payable to each Earn-Out Participant shall be determined in the same manner as set forth in subsections (i) and (ii) of this
                     Section 1.9.5.

      1.10.	Exchange of the Company Certificates.
            1.10.1. Promptly after the Effective Time, Parent will deliver to the record holders of Series E Certificates and Common Certificates (collectively "Company Certificates") (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Certificates shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to Parent), and (ii) instructions for effecting the surrender of each Company Certificate. Upon surrender of a Company Certificate for cancellation to Parent, together with a duly executed letter of transmittal and such other documents or information as may be reasonably required by Parent, including the address to which payments should be sent, the holder of such Company Certificate will be entitled to receive in exchange therefor the merger consideration which such holder has the right to receive pursuant to the provisions of Section 1.5 of this Agreement, if any (the "Merger Consideration"), and such Company Certificate so surrendered will forthwith be canceled and/or terminated. Until surrendered as contemplated by this Section 1.10, each Company Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Certificate.
              1.10.2.	No portion of the Merger Consideration
will be paid to the holder of any unsurrendered Company Certificate until the holder of the Company Certificate surrenders such Company Certificate or affidavit in accordance with Section 1.10.1. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate, there will be delivered to the holder entitled thereto, without interest, the Merger Consideration. No party will be liable to any holder of shares of capital stock of the Company for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
       1.11.	Closing of the Company's Transfer Books.  At he
Effective Time: (a) all Series E Shares and Common Shares that are outstanding immediately prior to the Effective Time shall, automatically by virtue of the Merger and without further action, be canceled and retired and shall cease to exist, and all holders of certificates representing Series E Shares and all holders of certificates representing Common Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration from Parent as set forth in
Section 1.5, provided that holders of Appraisal Shares will instead be entitled to appraisal rights under the Appraisal Rights Law; (b) all Company Options and Company Warrants shall, automatically by virtue of the Merger and without further action, be canceled, terminated, and of no further force and effect and all holders of such Company Options and Company Warrants shall cease to have any rights as option holders or warrant holders, respectively, of the Company other than the right of the Warrant Holders and the Right Holders to receive the Merger Consideration from Parent as set forth in Section 1.5, and (c) the stock transfer books of the Company shall be closed with respect to all shares of capital stock of the Company. No further transfer of any such shares of capital stock shall be made on such stock transfer books after the Effective Time.
       1.12.	Tax Consequences.  The parties acknowledge that
the Merger will not qualify as a tax-free reorganization within the meaning of Section 368 of the Code. Parent makes no representation or warranty to the Company or to any Stockholder of the Company regarding the tax consequences of the Merger.
       1.13.	Accounting Consequences.  For financial
reporting purposes, the Merger is intended to be accounted for as a "purchase."
       1.14.	Tax Withholding Rights.  Each of Parent and the
Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Stockholder or former Stockholder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
       1.15.	Further Action.  If, at any time after the
Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger

Sub and the Company, the officers and directors of the Surviving
Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
       The Company hereby represents and warrant to Parent that, except as set forth on the Schedule of Exceptions delivered to Parent on the date of this Agreement (the "Schedule of Exceptions"):
       2.1.	Organization, Good Standing and Qualification.  The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Company Material Adverse
Effect.
       2.2.	Corporate Documents.  The Certificate of
Incorporation and bylaws of the Company are in the form provided to Parent or their counsel.
       2.3.	Capitalization.  The authorized capital of the
Company consists, as of the date of this Agreement, of:

              2.3.1.	Preferred Stock.  64,000,000 shares of
Preferred Stock, 52,571,429 of which are designated Series E Preferred, 48,027,277 of which are issued and outstanding, and 11,428,571 of which are designated Series F Preferred, none of which are issued and outstanding.  The rights, privileges
and preferences of the Series E Preferred are as stated in the Certificate of Incorporation.
              2.3.2.	Common Stock.  121,000,000 shares of
Common Stock, 35,917,106 shares of which are issued and
outstanding as of March 31, 2004.  The outstanding shares of
Common Stock are all duly and validly authorized
and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the 1933 Act, and any relevant state securities laws or pursuant to valid exemptions therefrom.
              2.3.3.	An accurate list of the Company's
stockholders and option holders and their holdings is set forth on Section 2.3 of the Schedule of Exceptions.
              2.3.4.	Except for the warrants described in
Section 2.3 of the Schedule of Exceptions, the conversion
privileges of the Company's Series E Preferred and except as contemplated herein, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company's Board of Directors has reserved, as of April 17, 2004, 12,069,063 shares of Common Stock for issuance to officers, directors, employees, consultants and others, pursuant to the Company's 1997 Stock Option Plan, as amended by those certain amendments dated as of January
25, 1999, December 3, 1999, March 15, 2000, May 2, 2000, August
30, 2000, April 12, 2001, January 16, 2002, and July 16, 2003
(the "Option Plan"), a complete and accurate copy of which have been delivered to Parent. Except as otherwise contemplated herein or by the Company's Sixth Amended and Restated Rights Agreement
(the "Rights Agreement"), the Company is not a party or subject to any agreement or understanding, and, to the Company's
knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.
              2.3.5.	The Company has no obligation, contingent
or otherwise, to redeem or repurchase any equity securities or any security that is a combination of debt and equity.
              2.3.6.	No stock plan, stock purchase, stock
option or other agreement or understanding between the Company and any holder of any equity securities of the Company or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such securities, automatically as the result of any merger, sale of stock or assets, change in control or other similar transaction by the Company.
       2.4.	Subsidiaries.  The Company does not currently own or
control, directly or indirectly, any interest in any other corporation, association, or other business entity and the
Company is not a subsidiary of any corporation or entity.
       2.5.	Financial Statements.  The Company has delivered to
Parent its audited financial statements for the year ended
December 31, 2003, and its unaudited monthly income statements and balance sheets for the periods ending January 31, 2004,
February 29, 2004, and March 31, 2004 (together, the
"Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), except that the unaudited Financial
Statements do not contain footnotes and are subject to normal year-end audit adjustments. The Financial Statements fairly present the financial condition and operating results of the
Company as of the dates and for the periods indicated therein, subject to normal year-end adjustments. Since March 31, 2004
(the "Balance Sheet Date"):
              2.5.1.	the business of the Company has been
operated in the ordinary course and there has not been any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not had a Company Material Adverse Effect;
              2.5.2.	there has not been any material change to
a Material Agreement by which the Company or any of its assets is bound or subject;
              2.5.3.	there has not been any material change in
any compensation arrangement or agreement between the Company and any employee, officer, director or stockholder of the Company;
              2.5.4.	there has not been any material
resignation or termination of employment of any officer or key employee of the Company; and, to the Company's knowledge, there is no impending resignation or termination of employment of any such officer or key employee;
              2.5.5.	there have not been any loans or
guarantees made by the Company to or for the benefit of its stockholders, employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
              2.5.6.	there has not been any declaration,
setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

              2.5.7.	the Company has not issued any note,
bond, or other debt security or created, incurred, assumed, endorsed, guaranteed or otherwise become liable for any indebtedness for borrowed money involving more than $50,000 in the aggregate;
              2.5.8.	there has not been any change in the
accounting methods or practices followed by the Company;
              2.5.9.	as of the Closing Date, no event or
condition of any character has occurred or exists that has had, or would reasonably be expected to have, a Company Material Adverse Effect, nor, to the Company's knowledge, is there is any basis for the foregoing;
              2.5.10.	any sale, assignment or transfer of any
material tangible or intangible asset of the Company or of all or substantially all of the Company's intellectual property; and
              2.5.11.	the Company has not entered into any
agreement or commitment to do any of the things described in this
Section 2.5.

       2.6.	Title to Property and Assets.  The Company owns its
property and assets free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Encumbrances other than Permitted Encumbrances.
       2.7.	Customers and Suppliers.  The Company has not
received any notice, and, as of the Closing Date, has no
knowledge, that any material customer or material supplier of the Company (exclusive of Parent and its Subsidiaries) has taken or contemplates taking, any steps that could disrupt the business relationship of the Company with such customer or supplier or could result in a diminution in the value of the Company in a manner that, in either event, would have a Company Material
Adverse Effect. The Company has received no material written customer complaints concerning its products and/or services that would have a Company Material Adverse Effect and the Company has no disputes with any suppliers of goods or services to the
Company that have or might have a Company Material Adverse
Effect.
       2.8.	Patents and Trademarks.  To its knowledge, the
Company has sufficient title and ownership of all trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes reasonably
necessary for its business as now conducted without any conflict with or infringement of the rights of others. To its knowledge, the Company has sufficient title and ownership of all patents reasonably necessary for its business as now conducted without conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names,
copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To the
Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees or consultants of the Company, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment or engagement by the Company for its business as now conducted.
       2.9.	Labor Agreements and Actions.  The Company is not
bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, nor, to the to the Company's knowledge, is there any labor organization activity involving its employees.
To the Company's knowledge, no officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company without any express written severance obligation of the Company.

       2.10.  Agreements; Action.
              2.10.1.	Except for the agreements explicitly
contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.
              2.10.2.	Other than purchase orders issued in the
ordinary course of business, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party (and to which Parent is not a party) or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than the license of the Company's software and products in the ordinary course of business), (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company, on terms that are not customary, with respect to infringement of proprietary rights.
              2.10.3.	The Company has not (i) declared or paid
any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

     2.11	Compliance with Legal Requirements.  The Company is
in compliance with all applicable Legal Requirements other than such non-compliance that would not reasonably be expected to cause a Company Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
       2.12.	Certain Business Practices.  None of the
Company nor any director or officer, nor, to the Company's knowledge, any agent or employee of any of the Company has (a)
used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b)
made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (c) made any other unlawful payment.
       2.13.	Governmental Consents.  No consent, approval,
order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company, including (based solely on Parent's valuation of total Merger Consideration) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereto (collectively, the "HSR Act"), is required in connection with the valid execution, delivery or performance of this Agreement, the Merger, or the consummation of the transactions contemplated by this Agreement, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
       2.14.	Permits.  The Company has all franchises,
permits, licenses and any similar authority as necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Company Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
       2.15.	Tax Returns and Payments.  The Company has
filed all tax returns and reports as required by law. These tax returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due and set forth on such returns.
       2.16.	Insurance.  The Company has in full force and
effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its tangible properties that might be damaged or destroyed.

       2.17.	Employee Benefit Plans.
              2.17.1.	Section 2.17 of the Schedule of
Exceptions discloses the name of all Plans, as defined below, contributed to, maintained or sponsored by the Company, to which the Company is obligated to contribute or with respect to which the Company has any liability or potential liability, whether direct or indirect, and the Company has delivered to Parent copies of all Plans. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 2.17.1 and which is an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), whether or not funded and whether or not
terminated.
              2.17.2.	Except as disclosed in Section 2.17 of
the Schedule of Exceptions, the Company does not contribute to, has no obligation to contribute to and otherwise has no liability or potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (B) any Plan of the type described in Sections 4063 and 4064 of ERISA or in
Section 413 of the Code (and regulations promulgated
thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.
              2.17.3.	Except as disclosed in Section 2.17 of
the Schedule of Exceptions, none of the Plans obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in the ownership or effective control of the Company or in the ownership of a substantial part of the assets of the Company within the meaning of Section 280G of the Code (and regulations promulgated thereunder).
              2.17.4.	Each Plan and all related trusts,
insurance contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor, to the Company's knowledge, any trustee or administrator of any Plan, or any other person has engaged in any transaction with respect to any Plan which could subject the Company, any trustee or administrator of any Plan or any party dealing with any Plan, or Parent to any tax or penalty imposed by ERISA or the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or, to the Company's knowledge, threatened, and the Company has no knowledge of any facts which could reasonably be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands. No liability to the Pension Benefit Guaranty Corporation (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the Pension Benefit Guaranty Corporation has not commenced or threatened the termination of any Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, the Company has not been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and to the Company's knowledge, there are no facts which would reasonably be expected to give rise to such lien or such posting of security.
              2.17.5.	Each Plan that is intended to be
qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, is covered by an opinion letter issued by the Internal Revenue Service as to the qualifications as to the form of such Plan and as to the tax-exempt status of the form of such related trust, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Plan or the tax exempt status of such related trust.
              2.17.6.	No underfunded "defined benefit plan" (as
such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which the Company is a member or was a member during such five-year period.
              2.17.7.	With respect to each Plan that is subject
to the funding requirements of Section 412 of the Code and
Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made.

With respect to each Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.
              2.17.8.	The Board of Directors of the Company, or
a committee or officer authorized by such Board, has authority to amend or terminate the Plans at any time (subject to applicable law and regulations), and neither the consideration or implementation of the transactions contemplated under this Agreement nor the amendment or termination of any or all of the Plans on or after the date of this Agreement will increase
(A) the Company's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement; or (B) the benefits accrued or payable with respect to any participant under the Plans.
              2.17.9.	With respect to each Plan, the Company
has provided Parent, to the extent requested, with true, complete and correct copies, to the extent applicable, of (A) all documents pursuant to which the Plans are maintained, funded and administered; (B) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments); (C) the two most recent financial statements; (D) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions); and (E) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other "welfare-type" benefits.
       2.18.	Environmental and Safety Laws.  To its
knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. The Company has received no notice from any governmental entity or third party regarding the matters in the foregoing sentence.
       2.19.	Minute Books.  The copy of the minute books of
the Company provided to the counsel for Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation of the Company and accurately reflects, in all material respects, all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.
       2.20.	Related-Party Transactions.  Except for
reimbursement expenses owed to certain employees, which are not material, no employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company's knowledge, no officer or director of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any Material Agreement with the Company.
       2.21.	Litigation.  There is no action, suit,
proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that would reasonably be expected to have a Company Material Adverse

Effect, or would reasonably be expected to cause any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation initiated by the Company that is currently pending or which the Company intends to initiate.
       2.22.	Proprietary Information Agreement.  Each
current and former employee and current and former officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to Parent or its counsel. To the Company's knowledge, none of its employees or officers are in violation thereof.
       2.23.	Authorization.  All corporate action on the
part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder, has been duly and validly approved and authorized by the Company's board of directors. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditor's rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
       2.24.	Board Approval.  The board of directors of the
Company has unanimously (i) approved this Agreement and the Merger, and (ii) declared its advisability to the stockholders of the Company.
       2.25.	Vote Required.  The affirmative vote of the
holders of (i) a majority of the Series E Shares, voting as a separate class, and (ii) a majority of the shares of Common Shares and Series E Shares, voting together as a single class on an as-converted basis, outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the principal terms of the Merger and the other transactions contemplated by this Agreement.
       2.26.	Compliance With Other Instruments.
              2.26.1.	The Company is not in violation or
default of any provisions of its Certificate of Incorporation or bylaws or of any instrument, contract, indenture or agreement to which it is a party or by which it is bound, or of any provision of federal or state law, or any judgment, order, writ, decree, statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the passage of time and giving of notice, (i) result in any violation or default of any provisions of the Company's Certificate of Incorporation or bylaws or of any Material Agreement (as defined below), or of any provision of federal or state law, or any judgment, order, writ, decree, statute, rule or regulation applicable to the Company, (ii) constitute an event which results in the creation of any

Encumbrance upon any assets of the Company; or (iii) require the Company to obtain any consent, approval of action of, make any filing with, or give any notice to any person as a result or under the terms of, or relieve any third party of any obligation to the Company under any such provision, instrument, judgment, order, writ, or decree of contract.
              2.26.2.	(i) each Material Agreement is in full
force and effect and is valid, binding and enforceable in accordance with its terms as to the Company and, to the Company's knowledge, as to each other party thereto; (ii) there exists no material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) on the part of the Company or, to the Company's knowledge, on the part of any other party under any Material Agreement; (iii) the Company has not received a written notice of termination or default under any Material Agreement; and (iv) as of the date of this Agreement, no party to an agreement under which the Company acquired a substantial portion of its assets has asserted any claim for indemnification under such agreement. "Material Agreement" is any written agreement (including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and (A) under which the total receipts or expenditures exceed, will exceed or have exceeded $20,000 in the aggregate; (ii) granting any rights to any Company intellectual property to any party or granting any rights to any material intellectual property to the Company; (iii) evidencing indebtedness for borrowed or loaned money of $20,000 or more; or (iv) that if terminated or breached, would reasonably be expected to have a Company Material Adverse Effect.
       2.27.	Brokers or Finders.  The Company has not
incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.
       2.28.	Disclosure.  The Company has provided Parent
with all the information that Parent has requested in deciding whether to consummate the transactions contemplated by this Agreement. However, the Company does not warrant that it will achieve any projections contained in the information provided to Parent. No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to Parent at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All written information provided by the Company to Parent was prepared in good faith.
       2.29.	Accounts Receivable.  The accounts receivable
shown in the Financial Statements have arisen in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount which is not reasonably expected to be in excess of the allowance for doubtful accounts and returns provided for in the Financial Statements. The accounts receivable arising after the date of the Financial Statements and before the Effective Time have arisen in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount which is not reasonably expected to be in excess of the allowance for doubtful accounts and returns determined in accordance with the past practices of the Company. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and the Company has no knowledge of any facts that would give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by the Company of any obligation, and no agreement for deduction or discount has been made with respect to any such accounts receivable.
       2.30.	Product Warranties.  Each product manufactured
or sold by the Company has been in conformity with all applicable contractual commitments and express warranties, which express warranties are substantially similar to those set forth in the customer agreements delivered to Parent.
       2.31.	Export Control and Related Matters.
              2.31.1.	The Company is in compliance with all
United States export control laws and is in compliance in all material respects with all foreign export control laws.
              2.31.2.	The Company has all necessary authority
under the U.S. and foreign export control laws to conduct its prior and current operations including, but not limited to, (1) all necessary licenses for any pending export transactions, and
(2) all necessary licenses for the disclosure of information to foreign nationals made by the Company prior to the Closing
Date.
              2.31.3.	The Company has not participated directly
or indirectly in any boycotts or other similar practices in violation of any applicable export control regulations, including without limitation the Export Administration Regulations and Office of Foreign Assets Control Regulations.
       2.32.	No Knowledge of Inaccuracies.  As of the date
of this Agreement, the Company has no knowledge of any inaccuracies in any representation or warranty made by Parent in this Agreement.

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
       Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:
       3.1.	Authorization.  This Agreement, when executed and
delivered by Parent and Merger Sub, will constitute a valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies.
Parent represents that it has full power and authority to enter into this Agreement.
       3.2.	Brokers or Finders.  Neither Parent nor Merger Sub
has incurred, or will incur, directly or indirectly, as a result of any action taken by Parent and/or Merger Sub, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.
       3.3.	Due Organization; Subsidiaries; etc.
              3.3.1.	Parent is a corporation duly organized
and validly existing under the laws of the State of North
Carolina and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware.

              3.3.2.	Parent and Merger Sub are duly qualified
to do business as foreign corporations, and are in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

 3.4.	SEC Filings; Financial Statements.

              3.4.1.	Parent has delivered or made available to
the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1,
2002 (the "Parent SEC Documents").  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the 1933 Act or the Exchange Act (as the case may be); and (ii) none of the Parent
SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated
therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
              3.4.2.	The consolidated financial statements
contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated
in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.
       3.5.	Legal Proceedings.  There is no action, suit,
proceeding or investigation pending or currently threatened
against Parent that questions the validity of this Agreement or the right of Parent to enter into this Agreement, or to
consummate the transactions contemplated hereby, or that would reasonably be expected to have a Parent Material Adverse Effect.
To the knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such
Legal Proceeding.
       3.6.	Noncontravention.  Neither the execution and delivery
by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:
              3.6.1.	conflict with or violate any provision of
the articles of incorporation or bylaws of Parent or the
certificate of incorporation or bylaws of Merger Sub;
              3.6.2.	conflict with, result in a breach of,
constitute (with or without due notice or lapse of time or both)
a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Parent or Merger Sub is a party or by which Parent or
Merger Sub is bound, except for (i) any conflict, breach,
default, acceleration or right to terminate or modify that would not reasonably be expected to result in a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or any of the other transactions contemplated hereby or to perform its obligations under the covenants in this Agreement (a "Parent Material Adverse Effect") or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect;
              3.6.3.	violate any order, writ, injunction or
decree applicable to Parent or Merger Sub or any of their
respective properties or assets, except for any violation that would not reasonably be expected to have a Parent Material
Adverse Effect; or
              3.6.4.	violate any statute, rule or regulation
applicable to Parent or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in a Parent Material Adverse
Effect.
       3.7.	Governmental Consents.  No consent, approval, order
or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent, including under the
HSR Act, is required in connection with the valid execution, delivery or performance of this Agreement, the Merger, or
the consummation of the transactions contemplated by this
Agreement, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
       3.8.	Adequacy of Funds.  Parent has adequate financial
resources to satisfy its monetary and other obligations under this Agreement.
       3.9.	No Knowledge of Inaccuracies.  As of the date of this
Agreement, Parent has no knowledge of any inaccuracies in any representation or warranty made by the Company in this Agreement.

Section 4

COVENANTS OF THE COMPANY AND PARENT
       4.1.	Access and Investigation.  During regular business
hours in the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to restrictions set forth in applicable laws and regulations
relating to the exchange of information, including, but not limited to, antitrust and privacy laws, the Company shall, and shall cause the respective Representatives of the Company to: (i) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall cause its Representatives to report regularly to Parent concerning the status of the Company's business and the Company shall, as promptly as practicable after any of the following reports, materials, communications, notices or documents are prepared, sent, filed or received, as the case may be, provide Parent with copies of: (A) all material operating and financial reports prepared by the Company for its senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; (D) any material notice, report or other document received by the Company from any Governmental Body; and (E) any of the foregoing related to any Subsidiary of the Company.
       4.2.	Operation of the Company's Business.
              4.2.1.	During the Pre-Closing Period: (i) the
Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Agreements; (ii) the Company shall use all commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;
(iii) the Company shall maintain and keep its tangible assets in good and safe operating order, condition and repair, ordinary wear and tear excepted, and shall keep in full force all nsurance policies; and (iv) the Company shall promptly notify Parent of
(A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company which relate to the consummation of the transactions contemplated by this Agreement.
              4.2.2. During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent):
              (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)	sell, issue, grant or authorize the
         issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security
         (except that (1) the Company may issue the Company Common Stock upon the valid exercise of the Company Options outstanding as of the date of this Agreement, and (2) the Company may issue the Company Common
         Stock upon the valid exercise of the
         Company Warrants outstanding as of the date of this Agreement);

(iii)	amend or waive any of its rights under, or
accelerate the vesting (except as provided in the Option Plan or any Stock Option
Agreement) under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

(iv)	amend or permit the adoption of any
         amendment to its certificate of
         incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization,
                      reclassification of shares, stock split, reverse stock split or similar transaction;

(v)	make any capital expenditure (except that
         the Company may make capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

(vi)	enter into or become bound by, or permit
         any of the assets owned or used by it to
         become bound by, any Material Agreement, or
         amend or terminate, or knowingly waive any
         material right or exercise any material
         right or remedy under, any Material
         Agreement;
(vii)	acquire, lease or license any right or
         other asset from any other Person or sell
         or otherwise dispose of, or lease or
         license, any right or other asset to any
         other Person (except in each case for
         assets acquired, leased, licensed or
         disposed of by the Company in the ordinary
         course of business and consistent with past
         practices), acquire any equity interest or
         other interest in any other Entity or
         knowingly waive or relinquish any material
         right;
(viii)	Other than travel advances, lend money to
         any Person, or incur or guarantee any
         indebtedness;
(ix)	terminate any employee without cause and
         without Parent's consent;
(x)	establish, adopt or amend any employee
        benefit plan, pay any bonus or make any
        profit-sharing or similar payment to, or
        increase the amount of the wages, salary,
        commissions, fringe benefits or other
        compensation or remuneration payable to, any
        of its directors, officers or employees
        (except that the Company may make (A)
        certain bonus payments to certain employees,
        in the aggregate amount of up to $2,500,000,
        which bonus payments would be paid
        exclusively as compensation for past
        services, (B) annual merit salary increases
        in connection with the Company's customary
        employee review process of not more than
        five percent (5%) per employee without the
        consent of Parent, and (C) compensation and
        severance payments pursuant to the Severance
        Benefit Plan);
(xi)	make any material Tax election or change
any methods of accounting or accounting
         practices in any material respect;
(xii)	commence any Legal Proceeding or settle any
         Legal Proceeding except for Legal
         Proceedings involving only the receipt of
         money by the Company or the payment by the
         Company of no more than $20,000 in the
         aggregate;
(xiii)	enter into any material transaction or take
                      any other material action outside the
                      ordinary course of business or inconsistent
                      with past practices; or
(xiv)	agree or commit to take any of the actions
         described in clauses "(i)" through "(xiii)" of this Section 4.2.2.

              4.2.3.	During the Pre-Closing Period, the
Company shall promptly notify Parent in writing of: (i) the
discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material
inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or
circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv)
any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section
5 impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall
promptly advise Parent in writing of any Legal Proceeding
or material claim threatened, commenced or asserted against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
       4.3.	Exclusive Dealings.  The Company shall not, nor shall
the Company authorize or permit any of its Representatives to, after the date of this Agreement and until the date (the
"Termination Date") that is the earlier of (i) the Closing Date, and (ii) the date either party terminates this Agreement in accordance with Section 8.1, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any Acquisition Proposal, or enter into or maintain or continue any discussions in furtherance of, or agree to or endorse any Acquisition Proposal. The Company shall immediately (in any event, within two (2) business days) notify Parent regarding any contact between the Company or its Representatives and any other Person regarding any such
Acquisition Proposal or related inquiry, specifying in reasonable detail the material terms thereof. Notwithstanding the foregoing provisions of this Section 4.3, the Board of Directors of the
Company and the Company shall be permitted to (i) enter into negotiations or discussions with, and provide information to, any Person that makes an unsolicited Acquisition Proposal
regarding that Acquisition Proposal, or (ii) enter into an
agreement regarding an unsolicited Acquisition Proposal, if the
Board of Directors of the Company determines in good faith, after advice of independent counsel, that (A) the failure to do so would be a breach of its fiduciary duties under applicable
law, and (B) the Acquisition Proposal, after taking into account all relevant factors, is a Superior Proposal.
       4.4.	Company Stockholders' Meeting.  The Company shall
take all action necessary under all applicable Legal Requirements to obtain the Required Company Stockholder Vote, which may be by means of a meeting of the holders of Company Common Stock and Series E Shares to vote on a proposal to approve the principal terms of the Merger (the "Company Stockholders' Meeting"). Concurrently with the execution of this Agreement, the Company will deliver to Parent Voting Agreements in the form of Exhibit B signed by each of the following: Ampersand 1995 Companion Fund Limited Partnership, Ampersand 1995 Limited Partnership,
Ampersand 1999 Limited Partnership, and Ampersand 1999 Companion
Fund Limited Partnership.

       4.5.	Notice to Option Holders.  Within five (5) days after
the execution of this Agreement, the Company shall notify the holders of Company Options in writing or electronically that the Company Options have become fully vested and shall be fully exercisable for a period of fifteen (15) days from the date of such notice (the "Option Exercise Period") in accordance
with the Option Plan.
       4.6.	Employee Benefits.
              4.6.1.	Parent agrees that all employees of the
Company who continue employment with the Surviving Corporation after the Effective Time ("Continuing Employees") shall receive salaries and benefits that are comparable to those received by such Continuing Employees immediately prior to the Effective Time and shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that (i) nothing in this Section 4.6.1 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health, vacation or other employee
benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, (A) subject to any necessary
transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Parent in similar positions and at similar grade levels, such that the Continuing Employee receives benefits that are comparable, when considered together, to the benefits
received prior to the Effective Time, and (B) if a Continuing Employee becomes eligible to participate (and participates) in Parent's health, vacation and other non-equity based employee benefit plans pursuant to clause (ii)(A) of this sentence, then, to the extent permitted by such health, vacation or other non-
equity based employee benefit plan, Parent shall credit such Continuing Employee's service with the Company to the same extent as such service was credited under the similar employee benefit plans of the Company immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent and shall credit Continuing
Employee with any deductibles, or co-payment previously paid under the prior health plan during the plan year (it being understood, however, that such crediting of service shall not result in the receipt by any Continuing Employee of duplicate benefits for the same period of service).
              4.6.2.	Nothing in this Section 4.6 or elsewhere
in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding agreement between an employee and Parent, the Surviving
Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be "at will" employment.
              4.6.3.	All employees of the Company who are (i)
not Continuing Employees or (ii) Continuing Employees whose employment is terminated by Parent or the Surviving Corporation within six (6) months following the Closing Date (other than Continuing Employees whose employment is terminated voluntarily by the Continuing Employee or for cause by Parent or the Surviving Corporation) shall be entitled to receive severance benefits that are at least as favorable as those set forth in the Severance Benefit Plan in effect immediately prior to the Effective Time.

       4.7.	Additional Agreements.
              4.7.1.	Subject to Section 4.7.2, Parent and the
Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 4.7.2, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such consent obtained by Parent during the Pre-Closing Period. Nothing contained in this Section 4.7.1 or elsewhere in this Agreement shall limit the obligation of the Company to obtain Parent's consent to the taking of any action that would otherwise give rise to a violation of Section 4.2.
              4.7.2.	Notwithstanding anything to the contrary
contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company or the Surviving Corporation or any Subsidiary thereof to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the
Company or the Surviving Corporation or any Subsidiary thereof to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, or to commit to cause the Company or the Surviving Corporation or any Subsidiary thereof to license or otherwise make available to any Person any technology; (iv) to hold
separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause the Company or the Surviving Corporation or any Subsidiary thereof to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding would not be advisable.
       4.8.	Disclosure.
              4.8.1.	The Company shall not, and shall not
permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) Parent shall have approved such press release or written material (it being understood that Parent shall not unreasonably withhold its approval of any such press release or written material), or (ii) the Company shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and the Company shall have consulted with Parent prior to issuing such press release or disseminating such written material. The Company shall use all commercially reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by the Company with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.
              4.8.2.	Parent shall not, and shall not permit
any of its Representatives to, issue any press release or
otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) the Company shall have approved such press release or written material (it being understood that the Company shall not unreasonably withhold its approval of any such press release or written material), or (ii) Parent shall have been advised by its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable law or regulation, and Parent shall have consulted with the Company prior to issuing such press release or disseminating such written material. Parent shall use all commercially reasonable efforts to ensure that none of its Representatives makes any public statement that is materially inconsistent with any press release issued or any written material publicly disseminated by Parent with respect to the Merger or with respect to any of the other transactions contemplated by this Agreement.
       4.9.	Resignation of Officers and Directors.  The Company
shall use all commercially reasonable efforts to obtain and
deliver to Parent at the Closing the resignation of each officer and director of the Company from such officer or directorship, but shall not require an employee to resign his or her employment from the Company.
       4.10.	Non-Solicitation.  During the Pre-Closing
Period and, if this Agreement is terminated in accordance with
Section 8.1, for a period of one (1) year from April 9, 2004, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment or hire
any employee of the Company or any of its Subsidiaries (it being understood that any newspaper or other general public solicitation not directed specifically to such employees shall not be deemed to be a solicitation for purposes of this Section 4.10); provided, however, that the foregoing provision will not prevent Parent or any Subsidiary from employing any person who contacts it on his or her own initiative without any direct or indirect solicitation by or encouragement from Parent or any Subsidiary of Parent.
       4.11.	Termination of Agreements.  The Company shall
use reasonable efforts to obtain and deliver to Parent at the Closing written termination of the Severance Benefit Plan.
       4.12.	Confidentiality.  Except as and to the extent
required by law, Parent shall not disclose or use, and shall cause its representatives not to disclose or use, any
Confidential Information (as defined below) with respect
to the Company furnished, or to be furnished, by the Company or its Representatives to Parent or its Representative in connection with this Agreement, and the Company shall not disclose or use, and shall cause its representatives not to disclose or use, any Confidential Information with respect to Parent or any Subsidiary of Parent furnished, or to be furnished, by Parent or its Representatives to the Company or its Representative in
connection with this Agreement, in any manner other than in connection with the consummation of the transaction contemplated by this Agreement during the Pre-Closing Period and, if this Agreement is terminated in accordance with Section 8.1, for a period of five (5) years from the date of this Agreement.
If this Agreement is terminated in accordance with Section 8.1, the recipient of any Confidential Information of the other party shall promptly return to the other party any Confidential Information in its possession. If either party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the other party prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. The parties acknowledge and agree that the provisions of this paragraph are necessary for the protection of the other's Confidential Information, its business and goodwill, its competitive position, and its legitimate business interests and that such provisions are reasonable for such purposes. The parties acknowledge and agree that any breach of any covenant contained in this paragraph will cause irreparable injury and damage to the other party, as to which money damages alone would not adequately compensate the non-breaching party. Accordingly, the parties consent, in the event of any breach of the covenants contained in this Section 4.12, to the granting of preliminary and permanent injunctive relief against any continuing breach, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching party at law or in equity.
       4.13.	Directors and Officers Protection.  Parent
agrees to indemnify (including the advancement of expenses to the extent permitted by Parent under its officer and director indemnification procedures) those individuals who were officers or directors of the Company immediately prior to the
Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Certificate of Incorporation or Bylaws of the Company on the date hereof and is permitted under the Delaware General Corporation Law. Notwithstanding the foregoing or the limitations set forth in
Section 7.6, any payments required to be made by Parent pursuant to this Section 4.13 shall be offset against the Earn-Out Consideration payable by Parent, if any, provided that the amount of such offset shall not exceed fifteen percent (15%) of the Aggregate Earn-Out Consideration.
       4.14.	Covenants Related to Earn-Out Consideration.
During each Earn-Out Period, Parent and/or the Surviving
Corporation shall:
              4.14.1.	supply to the Stockholders'
Representative quarterly reports in a format to be agreed upon by the parties providing in reasonable detail by customer the gross invoice sales price and all deductions taken in determining
Product Revenue for all sales of SW Products, all Combination Products and all Module Products (collectively, the "Products") during the fiscal quarter, the calculation of Product Revenue for each of the product types, including the average selling prices of the standalone products used in calculating Product Revenue for Combination Products and the standard cost of goods sold used in calculating Product Revenue for Module Products, and all Product returns or allowances in lieu of returns for
defective Product or Products shipped in error during the
quarter, and all uncollectible amounts actually written off by Parent during the quarter that were included in Product Revenue in a prior identified quarter, each with backup support.
Parent shall deliver each report by the 30th day of the month following the end of each fiscal quarter during the Earn-Out
Period to which the report
relates;
              4.14.2.	use commercially reasonable and diligent
efforts to promote, market, manufacture, test, distribute and sell the SW Products to optimize their market potential
throughout the world and to maximize revenues from the SW
Products, which efforts shall include, but not be limited to, maintenance of an efficient sales and marketing organization staffed with appropriate numbers of personnel possessing appropriate experience, training and knowledge of the SW
Products, developing plans and strategies for the promotion, sale and marketing of the SW Products throughout the world, including the sale of SW Products to and support of all accounts of the Company existing as of the Effective Time subject to reasonable creditworthiness, maintaining an adequate stock of SW Products literature and other promotional materials and arranging for attendance by representatives of Parent at trade shows, conventions, congresses, symposia and exhibitions at which the SW Products may be displayed and promoted and at which research results and other information relating to the SW Products intended for distribution to potential customers may be
disseminated;
              4.14.3.	use commercially reasonable and diligent
efforts (i) to continue the development and enhancement of SW Products, in order to continue to offer world-class Bluetooth solutions for the global Bluetooth wireless market and (ii) to provide pre-sales application engineering support for customers and potential customers of Products and customer technical support for the Products, in each case, to maximize revenues of the SW Products;
              4.14.4.	maintain all approvals, licenses,
permissions and permits necessary for the performance of its obligations under this Section 4.14.4, including without limitation (i) a sufficient license from ARM Limited to
have manufactured the ARM7TDMI core incorporated in the SW Products, and (ii) sufficient licenses to have manufactured the standard cells, USB core and memories incorporated in the applicable SW Products;
              4.14.5.	at all times remain an active member of
the Bluetooth Special Interest Group sufficient to maintain
member license rights to third party intellectual property necessary for the manufacture and sale of Bluetooth products; obtain and maintain Bluetooth Qualification for all Products; and be responsible for assisting customers, if requested by customers, in obtaining and maintaining Bluetooth Qualification status for customers' Bluetooth products; and
              4.14.6.	use reasonable efforts to prosecute and
maintain the Patents in the jurisdictions in which they have been filed and to enforce the Patents in a manner necessary to prevent any impairment of the patent rights under the Patents.
              4.14.7.	in the event that there is a Sale of the
SW Products, then Parent, or Parent's successor, shall pay an aggregate of $25 million to the Earn-Out Participants, less any amount of Earn-Out Consideration paid to the Earn-Out
Participants, as Merger Consideration, which amount shall be distributed to the Earn-Out Participants in proportion to their respective interests in the Earn-Out Consideration, and Parent or Parent's successor shall have no further obligations to pay any Earn-Out Consideration under this Agreement.
       4.15.	Termination of 401(k) Plan.  Unless Parent
requests otherwise in writing, the board of directors of the Company shall adopt resolutions terminating, effective no later than the day prior to the Closing Date, the Company's 401(k) Plan (the "Company 401(k) Plan"). At the Closing, the
Company shall provide to Parent (a) executed resolutions of the board of directors of the Company authorizing such termination and (b) an executed amendment to the Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code so that the tax-qualified status of the Company
401(k) Plan will be maintained at the time of termination. The participants of the Company 401(k) Plan shall be permitted to participate in Parent's 401(k) plan, and Parent shall pay all costs associated with the termination of the Company 401(k) Plan and the administrative costs associated with permitting participants to roll-over funds into individual retirement account subaccounts of Parent's 401(k) plan.

Section 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
       The obligations of Parent and Merger Sub to effect the
Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (it being
understood that (i) any one or more of the following conditions may be waived by Parent and (ii) by proceeding with the
Closing, Parent and Merger Sub will be deemed to have waived any of such conditions that remain unsatisfied):
       5.1.	Accuracy of Representations.  The representations and
warranties of the Company contained in Section 2 of this
Agreement shall be accurate in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or
warranty shall have been accurate in all material respects as of such date), except that (i) any inaccuracies in such
representations and warranties will be disregarded for
purposes of this Section 5.1 if Parent has specific knowledge of any such inaccuracies as of the date of this Agreement.
       5.2.	Performance of Covenants.  Each covenant or
obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
       5.3.	Stockholder Approval.  The principal terms of the
Merger shall have been duly approved by the Required Company Stockholder Vote and no Person who is a holder of Common Shares or Series E Shares, other than Persons who in the aggregate hold not more than ten percent (10%) of the Company Common Stock outstanding at the Effective Time, on an as-converted basis, shall have exercised their appraisal rights under the Appraisal
Rights Law.
       5.4.	Consents.  All material consents required to be
obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the consents identified in Section 5.4 of the Schedule of Exceptions) shall have been obtained and shall be in full force and effect.
       5.5.	Certificates and Documents.  Parent and the Company
shall have received the following certificates and documents, each of which shall be in full force and effect:
              5.5.1.	a certificate executed on behalf of the
Company by its Chief Executive Officer confirming that the
conditions set forth in Sections 5.1, 5.2 and 5.3 have been duly satisfied; and
              5.5.2.	the written resignations of all officers
and directors of the Company, effective as of the Effective Time.
       5.6.	No Material Adverse Effect.  Since the date of this
Agreement, there shall not have occurred any Company Material
Adverse Effect, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, would reasonably be expected to have a Company Material Adverse Effect.
       5.7.	No Restraints.  No temporary restraining order,
preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the

Merger that makes consummation of the Merger illegal.
       5.8.	No Governmental Litigation.  There shall not be
pending or threatened any Legal Proceeding in which a
Governmental Body is, or is threatened to become, a party or is otherwise involved that is: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that would reasonably be expected to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation;
(d) which would materially and adversely affect the right of
Parent, the Surviving Corporation or any Subsidiary of Parent to
own the assets or operate the business of the Company; or (e) seeking to compel Parent or the Company, or any Subsidiary of
Parent or the Company, to dispose of or hold separate any
material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.
       5.9.	No Other Litigation.  There shall not be pending any
Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Company or on Parent.
       5.10.	Termination of Financing Statements.  All
financing statements that are set forth in the Schedule of Exceptions (other than those specifically identified in the Schedule of Exceptions as valid) shall have been terminated and of no further force or effect, except to the extent the failure to so terminate such financing statements does not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 6

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
       The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this
Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (it being understood that
(i) any one or more of the following conditions may be
waived by the Company and (ii) by proceeding with the Closing, the Company will be deemed to have waived any of such conditions that remain unsatisfied):
       6.1.	Accuracy of Representations.  The representations and
warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have
been accurate in all material respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1 if the Company has specific knowledge of any such inaccuracies as of the date of this Agreement.
       6.2.	 Performance of Covenants.  All of the covenants and
obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

       6.3.	Certificate.  The Company shall have received a
certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 6.1 and 6.2 have been duly satisfied.
       6.4.	No Material Adverse Effect.  Since the date of this
Agreement, there shall not have occurred any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.
       6.5.	No Restraints.  No temporary restraining order,
preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.
       6.6.	No Governmental Litigation.  There shall not be
pending or threatened any Legal Proceeding in which a Governmental Body is, or is threatened to become, a party or is otherwise involved that is challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 7

INDEMNIFICATION
       7.1.	Indemnification by the Stockholders.  Subject to
Sections 7.6 and 7.7 and the other limitations set forth in this Agreement, Parent (and, after the Closing, the Surviving Corporation) shall be entitled to be indemnified, solely from the Earn-Out Consideration, against any and all Losses. For purposes of this Section 7, a "Loss" shall include losses,
damages, claims, obligations, liabilities, penalties, fines, costs and expenses (including without limitation reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities (unless such damages are included in an judgment or settlement payable to a third party in accordance with Section 7.4) arising out of or in connection with any of the following:  (a) any breach of any of the representations or warranties of the Company contained in or made pursuant to Section 2 of this Agreement; (b) the breach of any covenant of the Company in this Agreement; (c) any Excess Transaction Expenses, or (d)
any items disclosed in Section 2.3.2 of the Schedule of
Exceptions; provided, however, that for purposes of computing the amount of any Loss incurred by Parent: (i) there shall be deducted an amount equal to the amount of any Tax benefit
actually received or receivable by Parent or any of its
affiliates in connection with such Loss or any of the
circumstances giving rise thereto; (ii) there shall be deducted an amount equal to the amount of any insurance
proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by Parent or any of its affiliates in connection with such Loss or any of the circumstances giving rise thereto.
       7.2.	Indemnification by Parent.  Subject to Sections 7.6
and 7.7 and the other limitations set forth in this Agreement, Parent shall indemnify, defend and hold harmless the Company and the Earn-out Participants from, against and with respect to any Loss arising out of or in connection with any of the following:

(a) any breach of any of the representations and warranties
of Parent or Merger Sub contained in or made pursuant to this Agreement; or (b) the breach of any covenant of Parent or the
Merger Sub in this Agreement.
       7.3.	Notice of Claim.  Any party seeking to be indemnified
hereunder (the "Indemnified Party") shall notify as promptly as practicable the party from whom indemnity is sought (the
"Indemnity Obligor") of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.  Notice to the Earn-Out Participants shall be delivered to the Stockholders'
Representatives.
       7.4.	Defense.  If the facts pertaining to a Loss arise out
of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the
Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 30 days following its receipt of the notice of such claim, elect to assume the defense or the
prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its
commercially reasonable efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss.  The Indemnified
Party shall have the right to employ counsel separate from
counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense unless there would be a conflict of interest if counsel selected by the
Indemnity Obligor represented the Indemnified Party in the
matter. In such event, the fees of such separate counsel shall constitute a Loss. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.
       7.5.	Limitation on Liability.
              7.5.1.	The right of Parent to be indemnified
from the Earn-Out Consideration pursuant to this Section 7 shall be the sole and exclusive remedy with respect to any inaccuracy of any representation or warranty of the Company contained in, or any other breach by the Company of, this Agreement. No current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any personal or individual liability of any nature to Parent, the Surviving Corporation or any affiliate of Parent or the Surviving Corporation with respect to any inaccuracy of any representation or warranty contained in, or any other breach of, this Agreement. The parties acknowledge that (A) no current or former stockholder, director, officer, employee, affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, (B) except as expressly provided in Section 2 or in the Closing Certificate, the Company has not made and is not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, and (C) except as expressly provided in Section 2, Parent is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

      7.5.2.	Without limiting the effect of any other
limitation contained in this Section 7, for purposes of this Agreement, no representation or warranty of the Company shall be deemed to be or to have been inaccurate if: (A) Parent had specific knowledge, on or prior to the date of this Agreement, of the inaccuracy of such representation or warranty; or (B) during the Pre-Closing Period, (1) Parent obtained specific knowledge of the inaccuracy of such representation or warranty, (2) such inaccuracy, considered together with all other inaccuracies of any representations or warranties of which Parent had specific knowledge, was of a nature that would have caused the condition set forth in Section 5.1 not to be satisfied and (3) Parent
elected nonetheless to proceed with the Closing.
       7.6.	Maximum Indemnity Amount.  Notwithstanding any other
provision hereof, an Indemnified Party may recover the amount of any Loss from the Indemnity Obligor only if (but not only to the extent that) the amount of the Loss, when added to all other
Losses incurred by the Indemnified Party, shall exceed $250,000. Notwithstanding the foregoing, in no event shall the aggregate amount for which an Indemnity Obligor shall be liable to an Indemnified Party hereunder exceed ten percent (10%) of the
Aggregate Earn-Out Consideration.
       7.7.	Time Limitations.  All representations and warranties
made by the parties under this Agreement shall terminate one year after the Closing Date. All obligations of the parties under the covenants contained herein shall expire at the Effective Time, except to the extent that any such covenant expressly specifies that it is to be (or is otherwise required by this Agreement to
be) performed after the Effective Time.  Any claim asserted
pursuant to Section 7.1 or 7.2 must be submitted to the Indemnity Obligor pursuant to Section 7.3 within one year after the Closing Date in order for there to be any obligation of the Indemnity
Obligor to indemnify with respect to any such claim.
       7.8.	Offset Rights and Escrow.  In the event that Parent
or the Surviving Corporation shall suffer a Loss subject to indemnity hereunder by the Earn-Out Participants, and Parent or the Surviving Corporation shall deliver a notice thereof as provided in Section 7.3 to the Stockholders' Representative, such Indemnified Party shall recover such Loss, if the amount of the Loss has been agreed to in writing by Parent and the Stockholders' Representative or finally determined according to the dispute resolution procedures set forth in Section 9.12, by offsetting the full amount of such Loss against the Aggregate Earn-Out Consideration. If any claim for any Loss is pending and unresolved at the time any Earn-Out Consideration is payable and Parent intends to withhold any funds from the Earn-Out Consideration pending resolution of the claim for indemnification, then Parent shall open a third party escrow account with a bank or other professional escrow agent that routinely serves as an escrow in connection with company sales transactions and shall deposit the withheld Earn-Out
Consideration in an interest bearing escrow fund. The deposit of these funds into escrow shall be a condition to the right to continue to assert the pending claim. The escrow fund shall not be distributed in whole or in part to either Parent or the Earn-Out Participants until the partial or complete release is agreed to in writing by Parent and the Stockholders' Representative or finally determined according to the dispute resolution procedures set forth in Section 9.12. The interest on the escrowed funds will be distributed to the parties or parties to whom the original escrow funds are ultimately distributed.

Section 8

TERMINATION
       8.1.	Termination.  This Agreement may be terminated prior
to the Effective Time (whether before or after approval of the principal terms of the Merger by the Company's stockholders):
              8.1.1.	by mutual written consent of Parent and
the Company;
              8.1.2.	by either Parent or the Company if the
Merger shall not have been consummated by May 31, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);
              8.1.3.	by either Parent or the Company if a
court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise
prohibiting the Merger;
              8.1.4.	by either Parent or the Company if (i)
the Company Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve the principal terms of the Merger, and (ii)
the principal terms of the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote (and shall not have been approved at any adjournment or postponement
thereof);
              8.1.5.	by Parent if (i) any of the Company's
representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, any update of or modification to the Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2 would not be satisfied and, in the case of (i) or (ii), (X) Parent shall have delivered to the Company a written notice of such inaccuracy or breach, and (Y) at least ten
(10) days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured;
              8.1.6.	by the Company if (i) any of Parent's
representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied, or
(ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 6.2 would not be satisfied and, in the case of (i) or
(ii), (X) the Company shall have delivered to Parent a
written notice of such inaccuracy or breach, and (Y) at least ten
(10) days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured; or
              8.1.7.	by either Parent or the Company, if (i)
the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company an unsolicited

Acquisition Proposal or shall have resolved to do the foregoing; provided, however, that in each case this Agreement may only be terminated by the Company if, and only to the extent that, the
Board of Directors of the Company, after advice of independent legal counsel, determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of the
Board of Directors under applicable law.
       8.2.	Effect of Termination.  In the event of the
termination of this Agreement pursuant to Section 8.1, this
Agreement shall forthwith become void and there shall be no
liability on the part of any party hereto except as set
forth in Sections 4.10, 4.12, 8.3 (if applicable), 9.5, 9.6, and
9.7, provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof causing termination of this Agreement; provided further, however, that the recommendation of another transaction by the Company's
Board of Directors in accordance with Section 4.3 shall not constitute a willful and material breach of this Agreement by the Company.
       8.3.	Payment to Parent.  The Company agrees that if Parent
or the Company terminates this Agreement pursuant to Section
8.1.7, then the Company shall pay to Parent $1,000,000 as damages for such termination and such payment shall constitute liquidated damages and not a penalty. Such liquidated damages shall not apply to any other termination or any other damages claim under this Agreement. Any cash payment required to be made pursuant to this Section 8.3 shall be made immediately upon the occurrence of the applicable event, by wire transfer of immediately available funds to an account designated by Parent, and termination of the Company's obligations under this Section 8.3 shall not occur until such payment shall have been made pursuant hereto.

Section 9
MISCELLANEOUS PROVISIONS
       9.1.	Amendment.  This Agreement may be amended with the
approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of the principal terms of the Merger by the stockholders of the
Company); provided, however, that after any such approval of the principal terms of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
       9.2.	Waiver.
              9.2.1.	No failure on the part of any party to
exercise any power, right, privilege or remedy under this
Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy;
and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
              9.2.2.	No party shall be deemed to have waived
any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
       9.3.	Entire Agreement.  This Agreement constitutes the
entire agreement and supersedes the Letter of Intent dated as
April 9, 2004, and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, other than the License and Distribution Agreement, which shall remain in full force and effect, and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and in the License and Distribution Agreement.
       9.4.	Counterparts.  This Agreement may be executed in two
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same
instrument.
       9.5.	Applicable Law; Jurisdiction.  This Agreement shall
be governed by, and construed in accordance with, the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as provided in Section 9.12, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and
unconditionally consents and submits to the exclusive
jurisdiction and venue of the state and federal courts located in the State of North Carolina; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Middle District of North Carolina; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.
       9.6.	Expenses.  Each of the stockholders of the Company
shall be responsible for all of the fees, expenses, and disbursements of his, her or its own counsel, accountants and other advisors. The Company shall bear its own expenses incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company's expenses for attorneys' fees and costs shall not exceed $75,000, and any and all such expenses in excess of $75,000 ("Excess Transaction Expenses") shall be expenses of, and shall be borne by, the Earn-Out Participants as provided in Section 7.1.
       9.7.	Attorneys' Fees.  If any action at law or in equity
(including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party is entitled as determined by such court, equity or arbitration proceeding.
       9.8.	Transfer; Successors and Assigns.  The terms and
conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights hereunder without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
       9.9.	Notices.
              9.9.1.	All notices, requests, demands and other
communications under this Agreement or in connection herewith shall be given to or made to the address or facsimile telephone number set forth beneath the name of such party below:

If to Parent or Merger Sub:

	Jerry D. Neal
	RF Micro Devices, Inc.
	7628 Thorndike Road
	Greensboro, North Carolina 27409
	Fax: (336) 664-0484

	With a copy to:

	Jeffrey C. Howland
	Womble Carlyle Sandridge & Rice, PLLC
	One West Fourth Street
	Post Office Drawer 84
	Winston-Salem, North Carolina 27102
	Fax: (336) 733-8371

	If to the Company or the Stockholders' Representative:

	Charles Yie
	Ampersand Ventures Management Trust
	55 William Street, Suite 240
	Wellesley, MA 02481
	Fax (781) 239-0824

	With a copy to:

	Barbara L. Borden
	Cooley Godward LLP
	4401 Eastgate Mall
	San Diego, California 92121-1909
	Fax: (858) 550-6420

              9.9.2.	All notices, requests, demands and other
communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by air mail, return receipt requested, by overnight courier or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed if confirmed during business hours of the recipient, otherwise it shall be deemed received on the next business day of the recipient.

              9.9.3.	Any party may, by written notice to the
other, alter its address or respondent, and such notice shall be considered to have been given upon receipt after the air mailing, sending by overnight courier, electronic mailing or faxing thereof.
       9.10.	Cooperation.  The Company agrees to cooperate
reasonably with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.
       9.11.	Construction.
              9.11.1.	The titles and subtitles used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
              9.11.2.	For purposes of this Agreement, whenever
the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
              9.11.3.	The parties hereto agree that any rule of
construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
              9.11.4.	As used in this Agreement, the words
"include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
              9.11.5.	Except as otherwise indicated, all
references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
              9.11.6.	As used in this Agreement, any reference
to Parent's "knowledge" means the actual knowledge of Jerry Neal, Bill Pratt, Frank Morese, Suzanne Rudy, Philip Smith or Ralph Knupp.
              9.11.7.	As used in this Agreement, any reference
to the Company's "knowledge" means the actual knowledge of David Lyon, Francine Good, Virginia Estes, Larry Hartigan, Rick Charpie or Charles Yie.
       9.12.	Dispute Resolution.  If any claim, dispute, or
controversy of any nature arising out of or relating to (i) the Proposed Revenue Statements that cannot be settled by the Independent Accounting Firm, including disputes as to whether Parent has complied with the covenants in Section 4.14, or (ii) a contested indemnification claims by either party, arises between the parties and the parties cannot resolve the dispute within thirty (30) days of a written request by either party to the other party, the parties agree to final and binding arbitration as follows:
       Claims between the parties under this Section 9.12 shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). The arbitration shall be held in New York and shall be conducted by a single arbitrator who is knowledgeable in the subject matter at issue in the dispute. The arbitrator shall be mutually acceptable to Parent and the Stockholders' Representative, provided that if the parties fail to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator shall be appointed in accordance with the rules of the AAA. The arbitrator shall allow the parties to engage in discovery consistent with the rules of discovery for civil actions in the State of North Carolina. The arbitrator may proceed to an award, notwithstanding the failure of either party to participate in the proceedings. The arbitrator shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or
(ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrator deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrator shall be the sole and exclusive remedy of the parties. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator. Notwithstanding anything contained in this Section 9.12 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through specific performance, injunction or similar equitable relief.

       Each party shall bear its own attorneys' fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized, but not obligated, to determine whether a party is the prevailing party, and if so, if the arbitrator deems it appropriate, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

       By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 9.12, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.
       9.13.	Severability.  If one or more provisions of
this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

   					RF MICRO DEVICES, INC.

              			By: /s/ JERRY D. NEAL
                                 -------------------------------
                                 Jerry D. Neal, Executive
                                 Vice President of Marketing and
                                 Strategic Development


         				DEERE MERGER CORP.

	                  	By: /s/ JERRY D. NEAL
					   -------------------------------
                                 Jerry D. Neal, Vice President


					SILICON WAVE, INC.

                              By: /s/ DAVID L. LYON
                                 --------------------------------
                                 David L. Lyon, Chief Executive
                                 Officer

                         	AMPERSAND VENTURE MANAGEMENT TRUST

                          	By: /s/ CHARLES D. YIE
                                ---------------------------------
                                Charles D. Yie, Vice President

                              A copy of the Amended and Restated
                              Agreement and Declaration of Trust
                             of Ampersand Venture Management
                             Trust is on file with the Secretary
                             of the Commonwealth of the
                             Commonwealth of Massachusetts, and
                             notice is hereby given that this
                             instrument is executed on behalf of
                             Ampersand Venture Management Trust
                             and not on behalf of the individual
                             Trustees, officers or shareholders
                             of Ampersand Venture Management
                             Trust, and that the obligations of
                             this instrument are not binding upon
                             any of the Trustees, officers or
                             shareholders of Ampersand Venture
                             Management Trust but are binding
                             only upon the assets and property of
                             Ampersand Venture Management Trust.

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

       "1933 Act" shall mean the Securities Act of 1933, as amended.

       "AAA" shall have the meaning set forth in Section 9.12.

       "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

       "Acquisition Transaction" shall mean any transaction or series of transactions involving:
       (a) 	any merger, consolidation, share exchange, business
combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities
representing more than 20% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;
       (b) 	any sale, lease, exchange, transfer, license,
acquisition or disposition of any business or businesses or
assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company;
or
       (c) 	any liquidation or dissolution of the Company.
       "Aggregate Earn-Out Consideration" shall mean the aggregate amount of Earn-Out Consideration payable by Parent pursuant to Section 1.9.3 with respect to both the First Earn-Out Period and the Second Earn-Out Period.

       "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

       "Appraisal Rights Law" shall have the meaning set forth in
Section 1.6.

       "Appraisal Shares" shall have the meaning set forth in
Section 1.6.

       "Balance Sheet Date" shall have the meaning set forth in
Section 2.5.

       "Carry-over Participant" shall have the meaning set forth in Section 1.9.5(i).

       "Certificate of Merger" shall have the meaning set forth in Section 1.3.

       "Closing" shall have the meaning set forth in Section 1.3.

       "Closing Date" shall have the meaning set forth in Section
1.3.

       "Closing Net Assets" shall have the meaning set forth in
Section 1.8.1.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Combination Products" means the combination of an SW
Product with other non-Bluetooth communications product(s) onto a single chip, and bundled sales of SW Products with other products.

       "Common Certificates" shall have the meaning set forth in
Section 1.5.4.

       "Common Equivalents" shall mean (i) the Common Shares outstanding at the Effective Time, (ii) the Series E Share outstanding at the Effective Time, on an as-converted basis, and
(iii) the Warrant Shares issuable upon exercise of the New Warrants, and (iv) the number of shares of Company Common
Stock issuable under terminated Company Options held by Right
Holders.

       "Common Shares" shall mean the shares of Company Common
Stock issued and outstanding at the Effective Time.

       "Common Stockholders" shall have the meaning set forth in
Section 1.5.4.
       "Company" shall have the meaning set forth in the introductory paragraph.

       "Company 401(k) Plan" shall have the meaning set forth in
Section 4.15.

       "Company Certificates" shall have the meaning set forth in
Section 1.10.1.

       "Company Common Stock" shall mean the Common Stock of the Company, par value $.0001 per share.

       "Company Material Adverse Effect." An event, violation, inaccuracy, circumstance or other matter will be deemed to be a "Company Material Adverse Effect" if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Company or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that a "Company Material Adverse Effect" shall not be deemed to include any change, event, violation, inaccuracy, circumstance or effect (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the Company's continuation of its net operating losses and cash usage, consistent with past practices; (B) compliance by the Company with the terms of this Agreement or the License and Distribution Agreement, or the failure of Parent to comply with the terms of this Agreement or the License and Distribution Agreement; (C) the announcement or pendency of any of the transactions contemplated by this Agreement, (D) conditions affecting (1) any of the industries in which the Company operates or participates,
(2) the U.S. economy or financial markets or (3) any foreign economy or financial markets in any location where the Company has material operations or sales, (E) legal, accounting or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (F) the payment of any amounts in the ordinary course of business due to, or the provision of any other non-material benefits in the ordinary course of business to, any officers or employees under employee benefit plans or the Severance Benefit Plan, (G) the taking of any action by Parent or any of Parent's Subsidiaries, or the taking of any action approved or consented to in writing by Parent, or (H) the introduction or success of any product that competes with any product of the Company.
       "Company Options" shall mean the options outstanding prior to the Effective Time to purchase shares of Company Common Stock granted under the Option Plan.

       "Company Stockholders' Meeting" shall have the meaning set forth in Section 4.4.

       "Company Warrants" shall mean the outstanding warrants to purchase shares of the Company's Common Stock held by Comdisco, Inc., Pentech Financial Services, Inc., Chase Securities, Inc.,
Hambrecht & Quist L.L.C. and LSC Fund II, L.P.

       "Confidential Information" means any information about a disclosing party stamped "confidential" or identified in writing as such to the receiving party; provided that it does not include information which the receiving party can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by the receiving party or (ii) is obtained by the receiving party from a source other than the disclosing party, provided that such source was not bound by a duty of confidentiality to the disclosing party or another party with respect to such information.

       "Continuing Employees" shall have the meaning set forth in
Section 4.6.1.

       "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

       "Direct Derivative" means a product with Bluetooth communications functionality that is created from the SiW3000(tm), SiW3500(tm) or SiW4000(tm) Bluetooth single-chip products, or SiW171x(tm) or SiW172x(tm) Bluetooth radio modems by correcting defects, improving yield, adding or deleting features, adding or deleting interfaces, changing memory size or characteristics, and/or using a different semiconductor process or third party IP (e.g., memories, libraries, etc.), or making other similar changes.

       "Earn-Out Amount Per Share" means, with respect to an Earn-Out Period, the Earn-Out Consideration for that Earn-Out
Period divided by the Fully Diluted Number.

       "Earn-Out Consideration" shall have the meaning set forth in Section 1.9.3.

       "Earn-Out Participant" shall have the meaning set forth in
Section 1.9.5.

       "Earn-Out Period(s)" shall have the meaning set forth in
Section 1.9.1.

       "Effective Time" shall have the meaning set forth in
Section 1.3
       "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but shall not include any Permitted Encumbrance.

       "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

       "ERISA" shall have the meaning set forth in Section
2.17.1.

       "Excess Transaction Expenses" shall have the meaning set forth in Section 9.6.

       "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

       "Final Net Assets Statement" shall have the meaning set forth in Section 1.8.2.

       "Financial Statements" shall have the meaning set forth in
Section 2.5.

       "First Earn-Out Period" shall have the meaning set forth in Section 1.9.1.

       "First Participant Earn-Out Amount" shall have the meaning set forth in Section 1.9.5(i).

       "First Proposed Revenue Statement" shall have the meaning set forth in Section 1.9.1.

       "Fully Diluted Number" means the aggregate number of Common Equivalents.

       "GAAP" shall have the meaning set forth in Section 2.5.

       "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

       "HSR Act" shall have the meaning set forth in Section
2.13.

       "Indemnified Party" shall have the meaning set forth in
Section 7.3.

       "Indemnity Obligor" shall have the meaning set forth in
Section 7.3.

       "Initial Net Assets Statement" shall have the meaning set forth in Section 1.8.1.

       "Independent Accounting Firm" shall have the meaning set forth in Section 1.8.3.

       "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

       "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

       "Loss" shall have the meaning set forth in Section 7.1

       "License and Distribution Agreement" shall mean that License and Distribution Agreement among the Company and Parent, dated as of May 16, 2003.

       "Majority Stockholders" shall mean the Stockholders having the right to vote a majority of the Series E Shares and Common
Shares, voting together as a single class.

       "Material Agreement" shall have the meaning set forth in
Section 2.26.2.

       "Merger" shall have the meaning set forth in the Recitals.

       "Merger Consideration" shall have the meaning set forth in
Section 1.10.1.

       "Merger Sub" shall have the meaning set forth in the introductory paragraph.
       "Merger Sub Common Stock" shall have the meaning set forth in Section 1.5.1.

       "Module Products" means products that incorporate SW
Products and/or Combination Products in a module.

       "Net Earn-Out Payment" shall have the meaning set forth in
Section 1.9.5(ii).

       "New Warrant" shall have the meaning set forth in Section
1.5.5.

       "Notice of Disagreement" shall have the meaning set forth in Section 1.8.2.

       "Option Exercise Period" shall have the meaning set forth in Section 4.5.

       "Option Plan" shall have the meaning set forth in Section
2.3.4.

       "Parent" shall have the meaning set forth in introductory paragraph.

       "Parent Material Adverse Effect" shall have the meaning set forth in Section 3.6.2.

       "Parent SEC Documents" shall have the meaning set forth in
Section 3.4.1.

       "Patents" shall mean all rights under (i) those issued patents set forth on Schedule 4.14.6, including any extensions, confirmations, reissues, reexaminations and renewals thereof,
(ii) those pending patent applications listed on Schedule 4.14.6 and any new patent applications filed by the Company at any time during the Pre-Closing Period or Parent or Company following the Closing that contain any claim covering a SW Product or any method of manufacturing a SW Product, including any continuations, divisionals, continuations-in-part and any patents issued based on such patent applications, and (iii) any counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

       "Per Share Earn-Out Amount" shall mean, with respect to an Earn-Out Period, the quotient of (i) the Aggregate Earn-Out Consideration earned during such Earn-Out Period (after any applicable offset under Section 1.7.5 or Section 7.6), if any, divided by (ii) the Fully Diluted Number.

       "Per Share Redistributed Amount" shall mean quotient of
(i) the Redistributed Amount divided by (ii) the difference of
(A) the Fully Diluted Number less (B) the number of Common
Equivalents attributable to Unpaid Participants.

       "Permitted Encumbrances" shall mean (i) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (ii) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law; (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; and (vi) such other mortgages, liens, pledges, charges or other encumbrances as would not reasonably be expected to result in a Company Material Adverse Effect.

       "Person" shall mean any individual, Entity or Governmental
Body.

       "Plan" shall have the meaning set forth in Section 2.17.1.

       "Pre-Closing Period" shall have the meaning set forth in
Section 4.1.

       "Product Revenue" means (A) all Revenue of Buyer, Seller or affiliates of Buyer or Seller from the sale of SW Products and the licensing of SW Product IP; and (B) the portion of Revenue of Buyer, Seller or affiliates of Buyer or Seller allocated to SW Products contained in Combination Products and Module Products pursuant to Section 1.9.4(i) of the Agreement. Product
Revenue shall not include product purchases and/or margin payments by Buyer to Seller under the License and Distribution Agreement (but shall include Buyer's revenue from all Buyer sales of SW Products made under the License and Distribution Agreement).

       "Products" shall have the meaning set forth in Section
4.14.1.

       "Proposed Revenue Statement(s)" shall have the meaning set forth in Section 1.9.1.

        "Redistributed Amount" shall have the meaning set forth in Section 1.9.5(ii).

        "Required Company Stockholder Vote" shall have the meaning set forth in Section 2.25.

        "Revenue" means in respect of any particular period the sum of Buyer's gross invoice sale price of the SW Products, less
(A) normal and customary returns or allowances in lieu of returns of defective SW Products, or SW Products shipped in error (provided such erroneously shipped SW Products are returned promptly), (B) normal and customary trade, quantity or other cash discounts actually granted by Buyer with respect to the SW Products, (C) uncollectible amounts actually written off by Buyer that were previously included in Revenue, (D) freight and insurance, if separately itemized on the invoice, and (E) any value-added, sales, use and excise taxes, duties or similar import and export fees or assessments imposed by any governmental authority and separately itemized on the invoice.

       "Revenue Statement" shall have the meaning set forth in
Section 1.9.2.

       "Right Holder" shall have the meaning set forth in Section
1.5.6.

       "Rights Agreement" shall have the meaning set forth in
Section 2.3.4.

       "Sale of the SW Products" the occurrence of any of the following in a single transaction or in a series of related transactions:
      (a)	the acquisition by any "person" (as such term is used
in Sections 13(d) and 14(d) of the Exchange Act) (other than
Parent, or a Parent employee benefit plan, including any trustee of such plan acting as trustee) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent or the Surviving Corporation representing fifty percent (50%) or more of the combined voting power of Parent's or the Surviving Corporation's then outstanding securities;
       (b)	a sale, lease or other disposition of all or
substantially all of the assets of Parent or the Surviving
Corporation;
       (c)	a sale, lease, exclusive license or distribution
arrangement or other disposition of all or substantially all of the assets used by Parent or the Surviving Corporation in
connection with the SW Products;
       (d)	a merger or consolidation in which Parent or the
Surviving Corporation is not the surviving corporation, other than a merger or consolidation which would result in the voting securities of Parent or the Surviving Corporation, as applicable, outstanding immediately prior thereto continuing to represent
(either by remaining outstanding or by being converted into
voting securities of the surviving entity) at least fifty
percent (50%) of the total voting power represented by the voting securities of Parent or the Surviving Corporation, as applicable, or such surviving entity outstanding immediately after such
merger or consolidation; or
       (e)	a reverse merger in which Parent or the Surviving
Corporation is the surviving corporation but the shares of the voting securities of Parent of the Surviving Corporation, as applicable, outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, other than a merger which would result in the voting securities of Parent or the Surviving Corporation, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or the Surviving Corporation, as applicable, or such surviving entity outstanding immediately after such merger or consolidation.

       "Schedule of Exceptions" shall have the meaning set forth in opening paragraph of Section 2.

       "SEC" shall mean the United States Securities and Exchange
Commission.

       "Second Earn-Out Period" shall have the meaning set forth in Section 1.9.1.

       "Second Participant Earn-Out Amount" shall have the meaning set forth in Section 1.9.5(ii).

       "Second Proposed Revenue Statement" shall have the meaning set forth in Section 1.9.1.

       "Series E Certificates" shall have the meaning set forth in Section 1.5.3.

       "Series E Preference Amount" shall have the meaning set forth in Section 1.5.3(i).

       "Series E Stockholder" shall have the meaning set forth in
Section 1.5.3.

       "Series E Shares" shall mean the shares of Series E
Preferred Stock of the Company, par value $.0001, outstanding as of the Effective Time.

       "Severance Benefit Plan" shall mean the Company's 2003
Severance Benefit Plan.

       "Stockholders" shall have the meaning set forth in Section
1.6

       "Stockholders' Representative" shall have the meaning set forth in Section 1.7.1

       "Subsidiary" An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

       "Superior Proposal" shall mean a bona fide written offer made by a third party to enter into an Acquisition Transaction with the Company on terms that the Board of Directors of the Company determines, in its reasonable judgment, to be more favorable to the Company's stockholders than the terms of the Merger.

       "Surviving Corporation" shall have the meaning set forth in Section 1.1.

       "Surviving Corporation Common Stock" shall have the meaning set forth in Section 1.5.1.

       "SW Product IP" means a soft version (e.g., VHDL or semiconductor mask format) of an SW Product.

       "SW Products" means the SiW3000(tm), SiW3500(tm) and
SiW4000(tm) Bluetooth single-chip products, SiW171x(tm) and SiW172x(tm) Bluetooth radio modems, and all Direct Derivatives of any of the foregoing.

       "Target Net Assets" shall have the meaning set forth in
Section 1.8.4.

       "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

       "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental
Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

       "Termination Date" shall have the meaning set forth in
Section 4.3.

       "Unpaid Participant" shall have the meaning set forth in
Section 1.9.5(ii).

       "Warrant Holders" shall be the holders of the New
Warrants, as set forth in the definition of Company Warrants.

       "Warrant Shares" shall mean the number of Common Shares that were issuable upon exercise of the Company Warrants immediately prior to the Effective Time.